Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 1, 2018, by and between Cision US Inc., a Delaware corporation (“Employer”), and Gregg Spratto (“Executive”).

Employer and Executive mutually desire to enter into an agreement containing the terms and conditions pursuant to which Employer will employ Executive.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Employment. The terms of this Agreement are intended by the parties hereto to be the final expression of their agreement with respect to the employment of Executive by Employer, and this Agreement supersedes any and all prior understandings and agreements between Executive and Employer regarding Executive’s employment with Employer, whether written or oral. Employer agrees to employ Executive, and Executive accepts such employment, for the period beginning on the date hereof and ending upon his separation pursuant to Section 1(c) hereof (the “Employment Period”).

(a) Position and Duties. During the Employment Period, Executive shall serve as the Chief Operating Officer of Employer and shall have such other responsibilities as are reasonably directed by Employer’s Chief Executive Officer (the “CEO”) or the Board, subject in each case to the power of the CEO and the Board to expand, limit or otherwise alter such duties, responsibilities, positions and authority and to otherwise override actions of officers. Executive shall report to the CEO or his designee, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of Employer and its Subsidiaries and Affiliates; provided that Executive shall be permitted, with the prior written consent of the CEO (which consent shall not be unreasonably withheld), to engage in civic, charitable and other non-profit activities that do not interfere with Executive’s employment and other duties or obligations to the Employer, its Subsidiaries and Affiliates.

(b) Salary, Bonuses and Benefits. During the Employment Period, Employer will pay Executive a base salary at a rate of $335,000 USD per annum (such base salary, as may be adjusted pursuant hereto, provided that such base salary shall not be adjusted downward in nominal terms, the “Annual Base Salary”). With respect to Executive's Annual Base Salary, Executive shall be eligible for any annual salary increases generally provided by the Employer, at the Employer's sole discretion. After the commencement of the Employment Period, Employer shall pay Executive a one-time signing bonus of $75,000 USD (to be provided in accordance with Employer's ordinary course payroll practices). For each fiscal year beginning in 2018 and ending during the Employment Period in which Executive remains employed through the last day of such fiscal year, Executive shall be eligible for an annual bonus in an amount up to 60% of Executive's Annual Base Salary (the “Target Bonus”). Each annual bonus shall be determined by Employer based upon the performance of Executive and the achievement by Employer and its Subsidiaries of financial, operating and other objectives set by Employer. Each annual bonus shall be paid in the fiscal year following the fiscal year to which the bonus relates and the Executive must be employed on the bonus payment date in order to be entitled to receive any bonus. In addition, during the Employment Period, Executive will be entitled to such other benefits as are approved by Employer and made generally available to all senior management of Employer. Within ten (10) days of commencement of the Employment Period, Parent will grant to Executive 90,000 Non-Qualified Stock Options pursuant to the Cision Ltd. 2017 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”).  The Committee will establish the exercise price for each grant of Non-Qualified Stock Options, provided that the exercise price for each grant of Non-Qualified Stock Options will be no less than the then-current Fair Market Value of the Parent shares (as such terms are defined in the Plan). If Executive is still employed with the Employer as of August 1, 2019, Parent will grant to Executive an additional amount of Restricted Stock Units equivalent to a then-present value of $800,000 pursuant to the Plan.  After 2019, if Executive is still employed with the Employer and at the Parent's sole discretion, Executive shall be eligible for additional performance-based grants of Non-Qualified Stock Options or Restricted Stock Units.

(c) Separation. The Employment Period will continue until (i) Executive's resignation, death, or Disability or (ii) the Employer terminates Executive’s employment with or without Cause. Upon the termination of Executive’s employment for any reason, Executive (or, in the event of Executive’s death, Executive’s estate) shall be entitled to receive (A) any earned but unpaid Annual Base Salary through the date of such termination, subject to withholding and other appropriate deductions, (B) reimbursement for reasonable and documented expenses accrued during employment, subject to and in accordance with, Employer’s expense reimbursement policy and (C) any vested benefits (including vacation, but excluding severance-type benefits) accrued through the date of such termination in accordance with applicable law or the governing agreement, plan or policy rules (clauses (A) through (C), collectively, the “Accrued Obligations”). If Executive’s employment is terminated by the Employer without Cause pursuant to clause (ii) above, then, in addition to the Accrued Obligations, during the 6-month period commencing on the date of termination (the “Severance Period”), Employer shall pay to Executive an aggregate amount equal to 50% of his or her Annual Base Salary, payable in equal installments on Employer’s regular salary payment dates as in effect on the date of the Separation (the “Severance Payments”). In addition, Employer shall have the option, by delivering written notice to Executive at least 60 days prior to the end of the then-applicable Severance Period, to extend the Severance Period for up to one additional six-month period (i.e., through the 12-month anniversary of the date of Separation) during which period the Employer shall continue to pay Executive’s Severance Payments to Executive at the same annual rate (pro rated as applicable). Notwithstanding anything herein to the contrary, (I) Executive shall not be entitled to receive any portion of the Severance Payments unless Executive has executed and delivered to Employer a general release in form and substance satisfactory to Employer (a “Release”) in accordance with Section 1(d)(vii) (and such release is in full force and effect and has not been revoked), and (II) Executive shall be entitled to receive the Severance Payments only so long as Executive has not breached any of the provisions of such general release or Section 2 or Section 3 hereof. Following a Separation for any reason, Executive shall not be entitled to any further payments from Employer, the Parent or their respective Affiliates in respect of his or her employment with any of them, nor shall they have any further liability to Executive in respect thereof, except as expressly set forth in this Section 1.

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(d) Code Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event shall Employer or the Parent be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment under Section 1 hereof that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall not be made until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 1(d) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” (within the meaning of Code Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v) Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” (within the meaning of Code Section 409A) be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(vi) To the extent that any reimbursement of expenses or in-kind benefits constitute “nonqualified deferred compensation” (within the meaning of Code Section 409A), such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred, the amount of any expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits provided in any subsequent year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code), and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

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(vii) Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) Employer shall deliver the Release to Executive within ten days following the date of Executive’s termination of employment, (B) provided Employer timely complies with its obligation under clause (A), if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his or her acceptance of the Release thereafter, he shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (C) in any case where the date of termination of employment and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as “nonqualified deferred compensation” (within the meaning of Code Section 409A) shall be made in the later taxable year. For purposes of this Section 1(d)(vii) “Release Expiration Date” shall mean the date that is 31 days following the date of Executive’s termination of employment, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 55 days following the date of Executive’s termination of employment. To the extent that any payments of nonqualified deferred compensation (within the meaning of Code Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 1(d)(vii), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to clause (C) of this Section 1(d)(vii), on the first payroll period to occur in the subsequent taxable year, if later.

(e) Location. Executive agrees to move to New York, New Jersey, or Connecticut and shall work at one or more location(s) in the state of New York directed by Employer, each for a period of at least two consecutive years and each commencing no later than December 30, 2018. It is expected that Executive will engage in frequent business travel as part of his job duties. After the commencement of the Employment Period, Employer shall pay Executive a one-time relocation fee of $100,000 USD (to be provided in accordance with Employer's ordinary course payroll practices).

2. Confidential Information.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him or her during the course of his or her employment with Employer concerning the business or affairs of Employer, the Parent, and their respective Subsidiaries and Affiliates (“Confidential Information”) are the property of Employer, the Parent or such Subsidiaries and Affiliates, including information concerning acquisition opportunities in or reasonably related to Employer’s and the Parent’s business or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his or her own account any Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive shall deliver to Employer at a Separation, or at any other time Employer may reasonably request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of Employer, the Parent and their respective Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his or her control.

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(b) Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Employer’s, the Parent’s or any of their respective Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by Employer, the Parent or any of their respective Subsidiaries or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to Employer, the Parent or such Subsidiary or Affiliate, and Executive hereby assigns, and agrees to assign, all of the above Work Product to Employer, the Parent or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his or her work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and Employer, the Parent or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Employer, the Parent or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm Employer’s, the Parent’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. Executive understands that Employer, the Parent and their respective Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Employer’s, the Parent’s and their respective Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of Employer, the Parent or their respective Subsidiaries and Affiliates who need to know such information in connection with their work for Employer, the Parent or their respective Subsidiaries and Affiliates) or use, except in connection with his or her work for Employer, the Parent or their respective Subsidiaries and Affiliates, Third Party Information unless expressly authorized by the Board in writing.

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(d) Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of Employer, the Parent or any of their respective Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of his or her duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by Employer, the Parent or any of their respective Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

3. Noncompetition and Nonsolicitation. Executive acknowledges that in the course of his or her employment with Employer he will become familiar with Employer’s, the Parent’s and their respective Subsidiaries’ trade secrets and with other confidential information concerning Employer, the Parent and such Subsidiaries and that his or her services will be of special, unique and extraordinary value to Employer, the Parent and such Subsidiaries. Therefore, Executive agrees that:

(a) Noncompetition. During the Restricted Period, Executive shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business which competes in the United States with any of the businesses of the Employer, the Parent or any of their respective Subsidiaries or competing with any other business for which Employer, the Parent or any of their respective Subsidiaries has engaged in discussions or has requested and received information relating to the acquisition of such business by Employer, the Parent or any of their respective Subsidiaries within the eighteen-month period immediately preceding the Separation. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Nonsolicitation. During the Restricted Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Employer, the Parent or any of their respective Subsidiaries to leave the employ of Employer, the Parent or such Subsidiary, or in any way interfere with the relationship between Employer, the Parent or any of their respective Subsidiaries and any employee thereof, (ii) hire any employee of Employer, the Parent or any of their respective Subsidiaries or hire any former employee of Employer, the Parent or any of their respective Subsidiaries within 12 months after such person ceased to be an employee of Employer, the Parent or any of their respective Subsidiaries, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Employer, the Parent or any of their respective Subsidiaries to cease doing business with Employer, the Parent or such Subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Employer, the Parent or any such Subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of Employer, the Parent or any of their respective Subsidiaries and with which Employer, the Parent or any of their respective Subsidiaries has engaged in discussions or has requested and received information relating to the acquisition of such business by Employer, the Parent or any of their respective Subsidiaries at any time within the eighteen-month period immediately preceding a Separation.

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(c) Nondisparagement. Executive shall not, directly or indirectly through any other Person, make any public statement that is intended to or could reasonably be expected to disparage the Employer, the Parent or any of their respective Subsidiaries, Affiliates or businesses, products, services, equityholders, directors, managers, officers or employees.

(d) Enforcement. If, at the time of enforcement of Section 2 or this Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Employer and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In the event that Executive breaches any provision of this Section 3, then the Restricted Period shall be extended for a period of time equal to the period of time during which such breach occurred and, in the event that Employer any of its Subsidiaries is required to seek relief from such breach in any court, then the Restricted Period shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

(e) Additional Acknowledgments. Executive acknowledges that the provisions of this Section 3 are in consideration of: (i) employment with Employer and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 2 and this Section 3 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of Employer, the Parent and their respective Subsidiaries will be conducted throughout the United States and other jurisdictions where Employer, the Parent or any of their respective Subsidiaries conduct business during the Employment Period, (y) notwithstanding the state of organization or principal office of Employer, the Parent or any of their respective Subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that Employer, the Parent and their respective Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and other jurisdictions where Employer, the Parent or any of their respective Subsidiaries conduct business during the Employment Period, and (z) as part of his or her responsibilities, Executive may be traveling throughout the United States and other jurisdictions where Employer, the Parent or any of their respective Subsidiaries conduct business during the Employment Period in furtherance of Employer’s business and its relationships. Executive agrees and acknowledges that the potential harm to Employer, the Parent and their respective Subsidiaries of the non-enforcement of any provision of Section 2 or this Section 3 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and consulted with legal counsel of his or her choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Employer, the Parent and their respective Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

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4. Definitions.

“Affiliate” means, with respect to any Person, (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, and (ii) if such Person is a partnership, any partner thereof.

“Board” means the board of directors of Parent.

“Cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to Employer, the Parent or any of their respective Subsidiaries or any of their customers, vendors or employees, (ii) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by an executive to whom Executive directly or indirectly reports or by Employer, (iii) gross negligence or willful misconduct with respect to Employer, the Parent or any of their respective Subsidiaries or any of their customers, vendors or employees, (iv) conduct which could reasonably be expected to bring Employer, the Parent or any of their respective Subsidiaries into substantial public disgrace or disrepute, (v) any breach by Executive of Section 2 or Section 3 of this Agreement; (vi) failure to move to New York, New Jersey, or Connecticut, or failure to work in the state of New York, each as provided in Section 1(e) and/or (vii) a failure to observe policies or standards regarding employment practices (including, without limitation, nondiscrimination and sexual harassment policies) as approved by Employer from time to time.

“Disability” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is, or is reasonably expected to be, unable to effectively perform the essential functions of Executive’s duties for a continuous period of more than 120 days or for 180 days (whether or not continuous) within a 365 day period, as determined by the Board in good faith.

“Parent” means Cision Ltd., a Cayman Islands public company, or in the event that Employer is no longer a Subsidiary of Cision Ltd., the Employer’s direct parent company.

“Partnership” means Canyon Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

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“Restricted Period” means the Employment Period plus either (i) the Severance Period, if Executive’s employment is terminated without Cause pursuant to clause 1(c)(ii) above, after giving effect to extension of the Severance Period in accordance with Section 3(c), or (ii) the 12-month period immediately following the Employment Period if Executive’s employment is terminated under any other circumstances.

“Separation” means Executive ceasing to be employed by Employer and its Subsidiaries for any reason.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to the Parent or Employer:

Cision US, Inc.

130 East Randolph St. 7th Floor

Chicago, IL 60601

Facsimile:	(301) 459-2827
Email:	jack.pearlstein@cision.com
Attention:	Jack Pearlstein

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with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Facsimile: (312) 862-2200

Attention:	Stephen L. Ritchie, P.C.
Mark A. Fennell, P.C.

If to Executive:

Gregg Spratto

1704 Mediterraneo Place,

Brentwood, CA 94513

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

6. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, provided, that any other confidentiality non-competition, or non-solicitation obligations of Executive with the Parent, Employer, or their respective Affiliates shall not be so superseded or preempted.

(c) No Strict Construction; Descriptive Headings; Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a section of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Any reference in this Agreement to the “judgment” or “discretion” of a party shall mean the sole judgment or discretion of such party.

(d) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, Employer, and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assigned or delegated.

(f) Choice of Law. The laws of the State of Delaware will govern all questions concerning the relative rights of the Employer and Executive and all other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g) Jurisdiction; Venue; Service of Process. Each party hereto agrees that it may bring any action between the parties hereto arising out of or related to this Agreement in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (collectively, the “Chosen Courts”), and, solely with respect to any such action (i) irrevocably submits to the non-exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action shall be effective if notice is given in accordance with Section 5.

(h) MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES HERETO WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

(i) Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with Employer and its Subsidiaries and Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Employer (including, without limitation, Executive being available to Employer upon reasonable notice for interviews and factual investigations, appearing at Employer’s reasonable request to give testimony without requiring service of a subpoena or other legal process, volunteering to Employer all pertinent information and turning over to Employer all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Employer requires Executive’s cooperation in accordance with this paragraph after the Employment Period, Employer shall reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts).

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(j) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement prevents the Executive from filing any administrative charge or participating in any administrative investigation or proceeding with respect to which the right to file or participate cannot be waived under applicable law.

(k) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Employer, the Parent, and Executive.

(l) Insurance. Employer, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that Executive has no reason to believe that Executive’s life is not insurable at rates now prevailing for healthy individuals of Executive’s age.

(m) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which Employer’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(n) Indemnification and Reimbursement of Payments on Behalf of Executive. Employer, the Parent and their respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Employer, the Parent or any of their respective Subsidiaries to Executive (including withholding shares or other equity securities in the case of issuances of equity by Employer, the Parent or any of their respective Subsidiaries) any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from Employer, the Parent or any of their respective Subsidiaries, including, without limitation, wages, bonuses, distributions, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity. In the event any such deductions or withholdings are not made, Executive shall indemnify the Employer, the Parent and each of their respective Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

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(o) Termination. This Agreement (except for the provisions of Sections 1(a), 1(b) and 1(c)) shall survive a Separation and shall remain in full force and effect after such Separation.

(p) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(q) No Third-Party Beneficiaries. Except as expressly provided herein, no term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder.

(r) Representations. Executive represents and warrants to Employer that (i) this Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (ii) Executive is neither party to, nor bound by, any other employment agreement, consulting agreement, noncompete agreement, non-solicitation agreement or confidentiality agreement or any other agreement which could impair or interfere with Executive’s obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

CISION US, INC.

By:	/s/ Jack Pearlstein
Name:	Jack Pearlstein
Its:	Chief Financial Officer

Signature Page to Employment Agreement

EXECUTIVE

/s/ Gregg Spratto
Gregg Spratto

Signature Page to Employment Agreement